Exhibit 99

FOR IMMEDIATE RELEASE

NOVAMED EYECARE ANNOUNCES NAME CHANGE

CHICAGO (March 26, 2004) - NovaMed Eyecare, Inc. (Nasdaq: NOVA) today announced that it has changed its name to NovaMed, Inc. The name change was accomplished through the merger of a newly formed subsidiary, NovaMed, Inc., into NovaMed Eyecare, Inc. The company’s Nasdaq symbol, NOVA, remains unchanged.

“Last year we announced our intention to expand our surgical facilities business into additional medical specialties. Since then we have added new surgical procedures, such as pain management and podiatry, at some of our existing surgical facilities and we are also pursuing the acquisition of surgical facilities in other specialties,” explained Stephen J. Winjum, NovaMed Chairman, President and Chief Executive Officer. “Although we expect eye surgery to remain a very significant part of our surgical facilities business, we believe that this name change better reflects our future growth strategy.”

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently owns a majority interest in 17 centers located in 10 states. NovaMed’s executive offices are located in Chicago, Illinois.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; our future profitability could decrease because of existing agreements with physicians that may require us to sell additional equity interests in our ASCs at varying future intervals; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations and require us to incur significant expenditures; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally and in response to a protracted economic downturn. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K filed on April 14, 2003. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber
Executive Vice President and
Chief Financial Officer
(312) 664-4100
smacomber@novamed.com